Exhibit 3.7

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20180230042-62
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	05/21/2018 11:32 AM
	Secretary of State	Entity Number
	State of Nevada	E0448942011-9

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

2. The articles have been amended as follows:

Article I is amended to read:

Article I. The name of the corporation is Organicell Regenerative Medicine, Inc.

Section 1 of Article III is amended to read:

(see attached Continuation Sheet)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         87

4. Effective date and time of filing:      Date:                          Time:

5. Signature:

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

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CONTINUATION SHEET
TO
CERTIFICATE OF AMENDMENT
BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.
May 17, 2018

AMENDMENT TO

CERTIFICATE OF DESIGNATION

AFTER ISSUANCE OF CLASS OR SERIES

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

continued from page I :

ARTICLE III

"Section I . Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred sixty million shares, consisting of two classes to be designated, respectively "Common Stock" and "Preferred Stock", with all of such shares having a par value of $.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative participating, optional and other rights, and the qualifications, limitations, or restrictions thereof; of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article III."

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